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                                                                    EXHIBIT 99.8

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                           FOR VERSIONS 3.1 AND 4.1 OF
                        INDIVIDUAL STOCK OPTION AGREEMENT

                         LIGHTSPEED INTERNATIONAL, INC.
                             1996 STOCK OPTION PLAN


OPTIONEE:  1~

               STOCK OPTION ASSUMPTION AGREEMENT issued as of the ___ day of ___, 1998 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of LightSpeed International, Inc., a Virginia corporation ("LightSpeed"), which were granted to Optionee under the LightSpeed International, Inc. 1996 Stock Option Plan (the "Plan") and are each evidenced by an Individual Stock Option Agreement (version
3.1 or 4.1) (the "Option Agreement"), as clarified by that certain letter agreement dated [MERGE DATE CODE] (the "Letter Agreement"), between LightSpeed and Optionee. The Option Agreement, as so clarified by the Letter Agreement, shall be referred to in this document as the "Modified Option Agreement."

               WHEREAS, LightSpeed has this day been acquired by Cisco through the merger of LightSpeed with and into Cisco (the "Merger") pursuant to the Agreement of Merger dated ____, 1998, by and between Cisco and LightSpeed (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of LightSpeed under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0. of a share of Cisco common stock ("Cisco Stock") for each outstanding share of LightSpeed common stock ("LightSpeed Stock").

               WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.


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               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of LightSpeed Stock subject to the options issued to Optionee pursuant to the Modified Option Agreement and held by Optionee immediately prior to the Effective Time (the "LightSpeed Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of LightSpeed under each of the LightSpeed Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each LightSpeed Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each LightSpeed Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of Cisco Stock under the assumed LightSpeed Option shall be as indicated for that option in attached Exhibit B.

               2. The intent of the foregoing adjustments to each assumed LightSpeed Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the LightSpeed Stock subject to the LightSpeed Option and the aggregate exercise price in effect at such time under the Modified Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the LightSpeed Option immediately prior to the Merger.

               3. The following provisions shall govern each LightSpeed Option hereby assumed by Cisco:

                             (a) Unless the context otherwise requires, all
               references to the "Company" in each Modified Option Agreement and in the Plan shall mean Cisco, all references to "Common Stock" and "Shares" shall mean shares of Cisco Stock, all references to "Option Shares" shall mean shares of Cisco Stock subject to the assumed LightSpeed Option, and all references to the "Board of Directors" shall mean the Board of Directors of Cisco.

                             (b) The grant date and the expiration date of each
               assumed LightSpeed Option and all other provisions which govern either the exercise or the termination of the assumed LightSpeed Option shall remain the same as set forth in the Modified Option Agreement applicable to that option, and the provisions of the Modified Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.


                                             2.

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                             (c) Pursuant to the terms of the Modified Option
               Agreement, the Merger shall be deemed NOT to constitute a termination, dissolution or liquidation of LightSpeed which would trigger acceleration under the LightSpeed Options. Each assumed LightSpeed Option shall therefore remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Modified Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Ratio, and no accelerated vesting of the LightSpeed Options shall be deemed to occur by reason of the Merger.

                             (d) For purposes of applying any and all provisions
               of the Modified Option Agreement and the Plan relating to Optionee's status as an employee or a consultant of LightSpeed, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Modified Option Agreement governing the termination of the assumed LightSpeed Options upon Optionee's cessation of service as an employee or a consultant of LightSpeed shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed LightSpeed Option shall accordingly terminate, within the designated time period in effect under the Modified Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

                             (e) The adjusted exercise price payable for the
               Cisco Stock subject to each assumed LightSpeed Option shall be payable in any of the forms authorized under the Modified Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as LightSpeed Stock prior to the Merger shall be taken into account.

                             (f) In order to exercise each assumed LightSpeed
               Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             San Jose, CA 95134
                             Attention: Option Plan Administrator


                                             3.

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               4. Except to the extent specifically modified by this Option
Assumption Agreement, all of the terms and conditions of each Modified Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

               IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day of , 1998.



                                            CISCO SYSTEMS, INC.

                                            By:
                                               --------------------------------



                                 ACKNOWLEDGMENT

               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her LightSpeed Options hereby assumed by Cisco are as set forth in the Modified Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                           ------------------------------------
                                           1~, OPTIONEE



DATED: __________________, 1998



                                             4.

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                                    EXHIBIT A

                Optionee's Outstanding Options to Purchase Shares
                        of LightSpeed International, Inc.
                            Common Stock (Pre-Merger)


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                                    EXHIBIT B

                Optionee's Outstanding Options to Purchase Shares
                             of Cisco Systems, Inc.
                           Common Stock (Post-Merger)